UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2022
Aurinia Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-36421	98-1231763
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

#1203-4464 Markham Street
Victoria, British Columbia
V8Z 7X8
(250) 708-4272
(Address and telephone number of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Shares, without par value	AUPH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Commercial Officer

On July 11, 2022, Aurinia Pharmaceuticals Inc. and Max Colao, our Chief Commercial Officer, mutually agreed that Mr. Colao would cease his employment with Aurinia, effective July 22, 2022.

We expect to enter into a separation agreement with Mr. Colao which will supersede and replace all the severance arrangements between us and Mr. Colao, set forth in Mr. Colao’s employment agreement with Aurinia, dated February 10, 2020, as amended, or the Employment Agreement. The terms of the separation agreement are expected to be consistent with the terms of the Employment Agreement.

Pursuant to the Employment Agreement, as modified by resolution of the Compensation Committee, provided Mr. Colao provides Aurinia with a general release of claims and waiver, he is entitled to receive severance pay equal to 12 months of his current base salary of $488,835. In addition, if we determine that Mr. Colao’s personal and corporate objectives have been accomplished in part or in full, he will be eligible to receive a lump sum payment of a performance bonus. Mr. Colao’s target performance bonus for 2022 is $244,418. In addition, if elected, Mr. Colao is entitled to COBRA benefits for up to 12 months covered by Aurinia.

The foregoing description of the Employment Agreement is qualified in its entirety by the text of the Employment Agreement, which is filed as Exhibit 10.12 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 24, 2021 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 15, 2022

AURINIA PHARMACEUTICALS INC.

By:	/s/ Joseph Miller
Name:	Joseph Miller
Title:	Chief Financial Officer